Boise Cascade Corporation
                       Computation of Per Share Earnings




                                             Three Months Ended March 31
                                                  1997         1996
                                              (expressed in thousands,
                                              except per share amounts)

Net income (loss) as reported                  $(15,210)     $ 25,510
  Preferred dividends                            (9,713)       (9,849)
Primary income (loss)                           (24,923)       15,661
  Assumed conversions:
    Preferred dividends eliminated                7,010         3,739
  Supplemental ESOP contribution                 (3,079)       (3,195)
Fully diluted income (loss)                    $(20,992)     $ 16,205

Average number of common shares
  Primary                                        48,512        48,400
  Fully diluted                                  60,427        53,403

Net income (loss) per common share
  Primary                                      $   (.51)      $   .32
  Fully diluted                                $   (.35)(1)   $   .30


(1) Because the computation of fully diluted loss per common share was antidilutive, the fully diluted loss per common share reported for the three months ended March 31, 1997, was $.51.